EXHIBIT 2.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of January 31, 2024, is entered into by and among JC Unify Capital (Holdings) Limited, a BVI Company (the "Buyer"), Content Creation Media LLC, a Delaware limited liability company (“Sponsor”), and Shibasish Sarkar, (“Seller”, together with the Sponsor the “Sellers”) and  International Media Acquisition Corp, a Delaware corporation (“SPAC”).

RECITALS

WHEREAS, the Buyer, Sellers and SPAC entered into that certain Securities Purchase Agreement dated as of November 10, 2023 (the “Securities Purchase Agreement”); and

WHEREAS, the parties hereto wish to amend certain terms of the Securities Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments.

2.1	Purchase and Sale. Section 1.01 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Transferred Sponsor SPAC Securities, which shall entitle Buyer to 4,125,000 Insider Shares and 657,675 Private Placement Units, which represents approximately 76% of the total Sponsor SPAC Securities and a Person designated by the Buyer shall be appointed as the Appointed Member of the Sponsor. The Transferred Sponsor SPAC Securities shall be free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02, except that 4,125,000 Insider Shares (the “Escrowed Shares”) shall not be transferred to the Buyer until the closing of the Business Combination in accordance with the terms of the Escrow Agreement dated as of July 28, 2021 (the “Escrow Agreement”), by and among SPAC and the initial stockholders listed on the signature pages thereto and Continental Stock Transfer & Trust Company. For the avoidance of doubt, the Transferred Sponsor SPAC Securities do not include the additional shares to be issued to Buyer pursuant to Section 1.06(b) of this Agreement.”

2.2	Buyer Closing Conditions. Section 1.05 (b) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

 “the delivery by Sellers of the termination of indemnity agreements of Shibasish Sarkar and Vishwas Joshi, and resignations of all of the officer and directors of the SPAC, other than the officer and director(s) as mutually agreed, whose resignations shall be effective on the 10th day following the mailing to stockholders of a Schedule 14F or proxy statement pursuant to the rules of the SEC advising stockholders of a Change in Control of the Board of Directors (the “Schedule 14F Change in Control Date”);”

2.3	Seller Closing Conditions. Section 1.06(b) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“execution of a loan agreement by the Buyer and the SPAC, whereby the Buyer agrees to lend the SPAC a sum of $1,300,000 (the “Promissory Note”). As additional consideration for the Buyer making the Note available to the SPAC, the SPAC shall issue (a) 100,000 new units at the Closing, which shall be identical in all respects to the Private Placement Units issued at the IPO (the “New Units”), and (b) 847,675 shares of Common Stock of the SPAC (“Additional Securities”) of which (i) 250,000 shares of Common Stock shall be subject to no transfer restrictions or any other lock-up provisions, earn outs or other contingencies, and shall be registered for resale pursuant to the first registration statement filed by the SPAC or the surviving entity in connection with the closing of the Business Combination, or if no such registration statement is filed in connection with the closing of the Business Combination, the first registration statement filed subsequent to the closing of the Business Combination, which will be filed no later than 30 days after the closing of the Business Combination and declared effective no later than 60 days after the closing of the Business Combination; and (ii) 657,675 Common Stock shall be subject to the same terms and conditions applied to the insider shares described in the Prospectus. The Additional Securities and New Units shall be issued to the Buyer in conjunction with the closing of a Business Combination. In addition, the outstanding amount due under the Promissory Note, or any future promissory notes or loans from the Buyer may, at the discretion of the Buyer, be convertible into units of the SPAC and shall be identical to the Private Placement Units issued at the IPO.”

2.4	Brokers. Section 2.11 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Except for the $300,000 fee due to Chardan Capital Markets LLC -- $50,000 of which will be rebated via wire transfer from Chardan Capital Markets LLC to the Sponsor at Closing and documented in the closing flow-of-funds memorandum --  no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers”

2.5	Brokers. Section 3.04 of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Except for $300,000 fee due to Chardan Capital Markets LLC -- $50,000 of which will be rebated via wire transfer from Chardan Capital Markets LLC to the Sponsor at Closing and documented in the closing flow-of-funds memorandum --  no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.”

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2.6	Insurance. The following Section 7.26 shall be added to the Securities Purchase Agreement:

“Section 7.26 Insurance. The Sellers and the Buyer agree and acknowledge that the SPAC shall purchase directors and officers’ insurance for the officers or directors of the SPAC that is serving or has served as an officer or director of the SPAC prior to the signing of this Agreement (“Initial Officers and Directors”) with coverage of $1 million for an aggregate period of one (1) year, covering the period from July 26, 2023 to July 26, 2024.  For the avoidance of doubt, in no event shall the Buyer be obligated to obtain any directors and officers’ insurance coverage for the Initial Officers and Directors after July 26, 2024. Furthermore, clause 28 of the SPAC's indemnity agreement dated as of July 28, 2021 (the “Indemnity Agreement”) will be amended as mutually agreed between the SPAC and the directors and in accordance with this Section 7.26. Except as provided in this Section 7.26, the Sellers agree that it will procure that all Initial Officers and Directors agree that any insurance covering any period after July 26, 2024 will solely cover the directors and officers nominated and appointed by the Buyer.”

2.7

Business Combination Agreement. The SPAC will use its best efforts to include a provision in the definitive business combination agreement, stipulating that the potential target will refrain from initiating any legal action against the Initial Officers and Directors of the SPAC, except in the event of fraud, negligence or bad faith prior to their resignations.

3.

No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Securities Purchase Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Securities Purchase Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Securities Purchase Agreement shall be deemed a reference to the Securities Purchase Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.	Miscellaneous. The provisions of Article VIII (Miscellaneous) of the Securities Purchase Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPONSOR

Content Creation Media LLC

By:	/s/ Shibasish Sarkar
Name:	Shibasish Sarkar
Title:	Managing Member

SELLER

By:	/s/ Shibasish Sarkar
Name:	Shibasish Sarkar

BUYER JC Unify Capital (Holdings) Limited

By:	/s/ Tzu-Yang Huang
Name:	Tzu-Yang Huang
Title:	Authorized Signatory

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